Exhibit 17
RESIGNATION

I, Richard Purvis, officer and director of Skin Nutrition International, Inc., a Colorado  corporation, (“Company”) hereby tender and submit my resignation as officer and director of the Company, such resignation to be effective immediately on the filing of a Current Report on Form 8-K by the Company. As my last and final act, I shall execute the signature page of the Company’s Current Report on Form 8-K. My resignation is not the result of any disagreement with the policies, practices or procedures of the Company.

/s/ Richard Purvis
Richard Purvis